Exhibit 10.10
Compensation Arrangements with Bradley J. Gregory
     Georgia-Carolina Bancshares, Inc. (the “Company”) does not have a written employment agreement with Bradley J. Gregory, Senior Vice President and Chief Financial Officer of the Company. Mr. Gregory receives an annual salary of $130,000 per year (2008) with an annual incentive plan enabling him to earn an additional $20,000. Mr. Gregory earned a bonus of $7,600 for 2007 under the plan. Mr. Gregory will be eligible for annual stock option grants as determined by the Board of Directors of the Company, and received an initial option grant to purchase 3,000 shares. In addition, Mr. Gregory is entitled to the following fringe benefits: medical, dental, life and disability insurance, and he may participate in the Company’s 401(k) plan after one year of service.
     Mr. Gregory has entered into a Severance Protection Agreement with the Bank, which entitles him to certain payments following a change in control of the Company. The Severance Protection Agreement was filed with the Company’s Current Report on Form 8-K dated August 24, 2006 as Exhibit 10.1